Free Writing Prospectus pursuant to Rule 433 dated March 13, 2025

Registration Statement No. 333-284538

Autocallable Equity-Linked Notes due
OVERVIEW

The notes do not bear interest. The notes will mature on the stated maturity date unless they are automatically called on any call observation date commencing in September 2025. Your notes will be automatically called on a call observation date if the closing price of the common stock of NVIDIA Corporation on such date is greater than or equal to the applicable call price, resulting in a payment on the corresponding call payment date equal to (i) the $1,000 face amount of your notes plus (ii) the product of $1,000 times the applicable call premium amount.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the index stock as measured from the trade date to and including the determination date.

If the final index stock price on the determination date is greater than or equal to 90% of the initial index stock price, the return on your notes will be positive and you will receive the maximum settlement amount of $1,673.50 for each $1,000 face amount of your notes.

If the final index stock price is less than 90% of the initial index stock price but greater than or equal to 50% of the initial index stock price, you will receive the face amount of your notes.

If the final index stock price declines by more than 50% from the initial index stock price, the return on your notes will be negative. You could lose your entire investment in the notes.

The return on your notes is capped. If the notes are automatically called, the maximum payment you would receive for each $1,000 face amount of your notes is equal to (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount. If your notes are not automatically called, the maximum payment you would receive on the stated maturity date for each $1,000 face amount of your notes is $1,673.50.

You should read the accompanying preliminary prospectus supplement dated March 13, 2025, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40058HBD0 / US40058HBD08
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index stock:	the common stock of NVIDIA Corporation (current Bloomberg ticker: “NVDA UW”)
Trade date:	expected to be March 21, 2025
Settlement date:	expected to be March 26, 2025
Determination date:	expected to be March 21, 2028
Stated maturity date:	expected to be March 24, 2028

Hypothetical Payment on a Call Payment Date

If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing price of the index stock is greater than or equal to the applicable call price), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing price of the index stock on the first call observation date were determined to be 130% of the initial index stock price, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 111.225% of the face amount of your notes or $1,112.25 for each $1,000 of the face amount of your notes.

Hypothetical Payment Amount At Maturity
The Notes Have Not Been Automatically Called
Hypothetical Final Index Stock Price (as a % of the Initial Index Stock Price)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	167.350%
175.000%	167.350%
150.000%	167.350%
100.000%	167.350%
95.000%	167.350%
90.000%	167.350%
80.000%	100.000%
65.000%	100.000%
50.000%	100.000%
49.999%	49.999%
40.000%	40.000%
25.000%	25.000%
0.000%	0.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

Free Writing Prospectus pursuant to Rule 433 dated March 13, 2025

Registration Statement No. 333-284538

Payment amount at maturity (for each $1,000 face amount of your notes):
●
if the final index stock price is greater than or equal to 90% of the initial index stock price, the maximum settlement amount of $1,673.50;
●
if the final index stock price is less than 90% of the initial index stock price but greater than or equal to 50% of the initial index stock price, $1,000; or
●
if the final index stock price is less than 50% of the initial index stock price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index stock return

Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the applicable call premium amount specified under “Call observation dates” below

Redemption event:	a redemption event will occur if, as measured on any call observation date, the closing price of the index stock is greater than or equal to the applicable call price
Call level:

with respect to any call observation date, the applicable call price specified in the table set forth under “Call observation dates” below; as shown in such table, the call price decreases the longer the notes are outstanding

Initial index stock price:	an intra-day price or the closing price of one share of the index stock on the trade date
Final index stock price:	the closing price of one share of the index stock on the determination date
Index stock return:	the quotient of (i) the final index stock price minus the initial index stock price divided by (ii) the initial index stock price, expressed as a percentage
Call premium amount:	with respect to any call payment date, the applicable call premium amount specified in the table set forth under “Call observation dates” below
Maximum settlement amount:	$1,673.50
Call observation dates:	expected to be the dates specified as such in the table below
	Call Observation Dates	Call Payment Dates	Call Price (Expressed as a Percentage of the Initial Index Stock Price)	Call Premium Amount
	September 22, 2025	September 25, 2025	100%	11.225%
	December 22, 2025	December 26, 2025	100%	16.8375%
	March 23, 2026	March 26, 2026	100%	22.45%
	June 22, 2026	June 25, 2026	95%	28.0625%
	September 21, 2026	September 24, 2026	95%	33.675%
	December 21, 2026	December 24, 2026	95%	39.2875%
	March 22, 2027	March 25, 2027	95%	44.9%
	June 21, 2027	June 24, 2027	90%	50.5125%
	September 21, 2027	September 24, 2027	90%	56.125%
	December 21, 2027	December 24, 2027	90%	61.7375%
	March 21, 2028	March 24, 2028	90%	67.35%

Call payment dates:	expected to be the dates specified as such in the table set forth under “Call observation dates” above
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary prospectus supplement dated March 13, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on a Call Payment Date or on the State Maturity Date is Not Linked to the Closing Price of the Index Stock at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be
▪
You May Lose Your Entire Investment in the Notes
▪
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Price of the Index Stock
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
▪
Your Notes Are Subject to Automatic Redemption
▪
Your Notes Do Not Bear Interest
▪
The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪
Your Notes May Not Have an Active Trading Market
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
▪
If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
We Will Not Hold Shares of the Index Stock for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Index Stock
▪
In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of the Index Stock
▪
Past Index Stock Performance is No Guide to Future Performance
▪
As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes

▪
The Calculation Agent Can Postpone a Call Observation Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing
▪
There is No Affiliation Between the Index Stock Issuer and Us
▪
You Have Limited Anti-Dilution Protection
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Index Stock or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪
Other Investors in the Notes May Not Have the Same Interests as You

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holder
▪ The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.